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                                    EXHIBIT 5


                              Brown, Todd & Heyburn
                              3200 Providian Center
                           Louisville, Kentucky 40202


                                  July 11, 1994





Peoples First Corporation
100 South Fourth Street
P. O. Box 2200
Paducah, Kentucky  42002-2200

     Re:  Merger of Libsab Bancorp, Inc. into
         PFC Acquisition Corporation II
         ------------------------------------

Gentlemen:

     We are acting as counsel for Peoples First Corporation ("PFC"), a Kentucky corporation and bank holding company registered with the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended, in connection with the proposed merger (the "Merger") of Libsab Bancorp, Inc. ("Bancorp"), a Kentucky corporation, into PFC Acquisition Corporation II ("Subsidiary"), a Kentucky corporation and wholly owned subsidiary of PFC, pursuant to and in accordance with an Affiliation Agreement dated as of February 24, 1994 and amended as of April 15, 1994 among PFC, Subsidiary, Bancorp and Liberty Bank and Trust Company (the "Affiliation Agreement") and the related Plan of Merger between Bancorp and Subsidiary, and joined in by PFC (the "Plan of Merger"). Capitalized terms not defined herein have the meanings ascribed to them in the Affiliation Agreement.

     At the time the Merger becomes effective in accordance with the Affiliation Agreement and the Plan of Merger, (i) Bancorp will be merged into Subsidiary with Subsidiary being the Resulting Corporation, and (ii) the 85,337 shares of issued and outstanding Bancorp Common Stock owned by Bancorp stockholders will be converted into a maximum of 1,078,000 shares of PFC Common Stock and the right to receive a cash payment in lieu of any fractional share of PFC Common Stock.

     A Registration Statement under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to 1,078,000 shares of PFC Common Stock is expected to be filed with the Securities and Exchange Commission on or about July 11, 1994.

     We have examined and relied upon originals or copies, certified to our satisfaction, of such corporate records, documents, orders, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We are rendering this opinion as of

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the time the Registration Statement becomes effective in accordance with Section
8(a) of the Securities Act of 1933, as amended.

     Based upon the foregoing, we are of the opinion that subject to the approval of the Affiliation Agreement and the Plan of Merger by the stockholders of Bancorp, in accordance with the Affiliation Agreement and appropriate corporate proceedings, the filing of Articles of Merger by the Kentucky Secretary of State and the approval of the Merger and related transactions by the Board of Governors of the Federal Reserve System and all other relevant regulatory agencies, the shares of PFC Common Stock to be issued in connection with the Merger will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under "Legal Matters" in the Prospectus-Proxy Statement contained in the Registration Statement.

                                        Sincerely,

                                        BROWN, TODD & HEYBURN




                                        By /s/ Alan K. MacDonald
                                           ---------------------
                                           Alan K. MacDonald, Partner